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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.4)(1)

                             MEADE INSTRUMENTS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   583062 10 4
                             -----------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

CUSIP No. 583062 10 4                13G                      Page 2 of 5 Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     John C. Diebel
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     U.S.A.
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         2,759,581 shares common stock
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          N/A
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           2,759,581 shares common stock
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    N/A
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,759,581 shares common stock
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     16.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

The amount disclosed includes 534,581 shares subject to options that are currently exercisable or will become exercisable on or before April 14, 2002.


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CUSIP No. 583062 10 4                13G                      Page 3 of 5 Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:
            Meade Instruments Corp.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
            6001 Oak Canyon
            Irvine, California 92618
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:
            John C. Diebel
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
            6001 Oak Canyon
            Irvine, California 92618
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:
            U.S.A.
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:
            Common Stock
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:
            583062 10 4
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          N/A

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CUSIP No. 583062 10 4                13G                      Page 4 of 5 Pages

ITEM 4.   OWNERSHIP.

     (a) Amount beneficially owned: 2,759,581 shares common stock. The amount disclosed includes 534,581 shares subject to options that are currently exercisable or will become exercisable on or before April 14, 2002.

     (b)  Percent of class: 16.8%

     (c)  Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: 2,759,581 shares common stock

          (ii)  Shared power to vote or to direct the vote: N/A

          (iii) Sole power to dispose or to direct the disposition of: 2,759,581 shares common stock

          (iv)  Shared power to dispose or to direct the disposition of: N/A


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          N/A


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N/A


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A


ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 583062 10 4                13G                      Page 5 of 5 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 2002


                                          By: /s/ John C. Diebel
                                              ----------------------------------
                                              John C. Diebel